Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Toro Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.001 per share (“Common Shares”)(1)					0.00014760
	Preferred Shares					0.00014760
Debt	Debt Securities		(2)			0.00014760
Other	Warrants					0.00014760
	Purchase Contracts					0.00014760
	Rights					0.00014760
	Units					0.00014760
Unallocated (Universal) Shelf		457(o)	(3)	N/A	$200,000,000.00 (4)(5)	0.00014760	$29,520.00
Total Offering Amounts					$200,000,000.00		$29,520.00
Total Fee Offsets							—
Net Fee Due							$29,520.00

(1)
Each Common Share includes an associated preferred share purchase right arising under and subject to the terms set forth in the Shareholder Protection Rights Agreement by and between the Registrant and Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Shareholder Protection Rights Agreement”). Until the occurrence of certain events described in the Shareholder Protection Rights Agreement, the rights are not exercisable and trade inseparably from the Common Shares.

(2)
If the registrant issues any debt securities at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(3)
The Registrant is registering an indeterminate principal amount or number of its Common Shares, preferred shares, debt securities, warrants, purchase contracts, rights or units which may be offered in primary offerings from time to time at indeterminate prices, with an aggregate offering price not to exceed $200,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.

(4)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security. Any securities registered hereunder may be sold separately or in any combination with other securities registered hereunder.

(5)
Also includes such indeterminate principal amount or number of securities as may be issued upon conversion of, or in exchange for, any class of securities registered hereunder that provide for conversion or exchange into one or more other classes of securities registered hereunder.